Exhibit 99.2

[LOGO]

Global Power Equipment Group Inc.

Second Quarter, 2003 Earnings Conference Call Transcript

July 29, 2003

Operator:

Please standby, your meeting is about to begin. And please be apprised that this conference call is being recorded. Good morning everyone and welcome to the Global Power Equipment Group’s Second Quarter 2003 Earnings Conference Call for July 29, 2003. Your host for today’s call is Bob Zwerneman. Mr. Zwerneman, please go ahead sir.

Bob Zwerneman:

Thank you Michelle. I would like to welcome you to Global Power Equipment Group’s Second Quarter 2003 Earnings Conference Call. Joining me on today’s call is Mr. Larry Edwards, Global Power Equipment Group’s Chief Executive Officer; and Mike Hackner, our Chief Financial Officer. I assume everyone has received a copy of our earnings release from yesterday afternoon; however, in the event that you have not, please contact Ms. Susan Stone (ph.) at 918-488-0828 and she will either fax or e-mail a copy of that report to you. You can also visit our website at www.globalpower.com to find a copy of our release on our homepage and there is also a link to the presentation of select information on that homepage, which we will be sharing with everyone this morning. Before I turn the call over to Larry to discuss our results, I must inform everyone that during this call, we will be making forward-looking statements relating to results of operations, benefits of certain initiatives, outlooks for the markets we serve, and certain aspects of our sales strategy. Such statements are made based on management’s beliefs as well as assumptions made by and information currently available to management pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. While these statements reflect our best judgment, they are subject to risk and uncertainties that could cause a change in focus and direction. Discussions of certain risk factors that may cause our actual results to differ from these forward-looking statements can be found in Global Power Equipment Group’s Form 10-K for the period ending December 28, 2002. We will also make references to certain non-GAAP financial information such as EBITDA, which were included in yesterday’s press release. This information is explained in detail in that press release, and I will encourage everyone to read our explanation of EBITDA as well as the table we provide in that release showing a reconciliation of the figures. With that I will now turn the call over to Larry Edwards.

Larry Edwards:

Thank you Bob and good morning everyone. Thanks for participating in our call. Before

Mike covers the financial details, I would like to provide an update on our marketplace, our operations, and strategy. As we have covered over the past several quarters, most of the opportunities today are outside United States, primarily in East Asia, Mainland China and Taiwan, throughout much of the Middle East, South East Asia, and a few countries in Europe. Activity in Brazil is also picking up somewhat. There continues to be a fundamental demand for new power projects around the world and a number of the projects that were placed on hold in the late 1990s are coming back to life. In North America, however, while we continue to work off orders in our backlog, most new business is retrofit work in our auxiliary power equipment segment and a few new orders from the OEMs for 2004 and beyond. In May, to our disappointment, a leading gas turbine manufacturer cancelled approximately $11 million of auxiliary power equipment segment orders. This is not something we had expected. These de-bookings were the final stages of the trickle-down effect of turbine cancellations placed on our customer and were primarily for 2004 delivery. Fortunately we were able to recoup all of our out-of-pocket cost related to those work-in-process orders.

If you will turn to slide number 3, I will give you some details on projects around the world, we are following. As we have discussed over the past two quarters, China continues to move ahead on new gas turbine power plants but more slowly than what we had hoped. Like other companies, the impact of SARS has affected our sales efforts and our bookings. Travel restrictions imposed by several companies including General Electric and Mitsubishi throughout parts of China prevented us from converting preliminary orders into our firm backlog during the second quarter. However, as stated in our earnings press release, we fully expect those orders to now clear and to be added to our backlog this quarter. Fortunately, most of the travel restrictions have been lifted in China and other parts of Asia, and we are now freely traveling again.

China continues to emerge as a key market for power generation equipment for one obvious reason. The outlook for China’s demand for electricity is robust. To demonstrate, China’s electrical consumption rose a phenomenal 15.4% in the first six months of 2003. In early June, the China Economic Times reported that China’s electricity demand is expected to increase by more than 25,000 megawatts per year in the next three years. This requires the country to increase generation capacity by over 30,000 megawatts each year — a very large market for sure. Additionally, to highlight the extent of the power shortage, the official Chinese news agency reported last week that Shanghai and much of Guangdong province in the south will likely experience temporary power outages this summer. We remain very optimistic about the opportunity in China.

Leaving China, Taiwan Power Company, Tai-Power, announced in mid June that they have chosen Mitsubishi Heavy Industries (MHI) to supply generators to its planned $1.5b power plant in Taiwan. Tai-Power is buying a total of 6 combined cycle units from MHI with the first unit expected to start operation in July 2005. We held talks with MHI a couple of weeks ago and believe we have an opportunity to win some of the auxiliary power components on these units for this project.

Elsewhere in Asia, state-owned Indonesian Electricity Company, PLN said last month that power reserves on Java and Bali have been depleted; they stopped short of saying there could be more blackouts in the future. The current reserve margin is at times down to 5% as units are taken offline for frequent repairs. In Indonesia, an international consortium announced a few weeks ago that they will be building a 6-unit $330m gas turbine power plant near Jakarta, POM. We are pleased to have already received orders for the exhaust diffusers and exhaust stacks on these turbines. And while the units are initially being installed in simple cycle, the owner has indicated HRSG’s, boilers, which will be added to some of them in the future.

We have just completed some orders for Vietnam and there are more opportunities ahead. Specifically, Vietnam recently obtained funding from the Asian Development Bank and other lenders for a large 700MW gas power plant in the country’s south. The new power plant is part of the 1.5b integrated natural gas project. We are tracking this project closely well.

Even in Japan, we could see up to 15 new gas fire power plants added to its electricity generating capacity based on imported LNG. Apparently Japanese officials recognized a gas-fired power generation remains the most feasible option for Japan as the construction of new nuclear plants remains in doubt following a scandal over falsified inspection reports at Tokyo Electric Power last year.

And rounding out the Pacific Rim, we also have a new project from Bechtel for Australia.

The second most active market for us today is the Middle East. The projects there range in scope from new integrated power plants, petrochemical plants, LNG conversion complexes, and desalinization projects. We are also receiving some enquiries for retrofit opportunities in the region. During the quarter, we were awarded several orders for projects in the Middle East including a multi-unit order for a large single cycle power complex in Kuwait. This region represented over 25% of our second quarter bookings. European projects continue to move forward with Spain and Italy being the most [hectic] for new equipment, both for process and power.

On the operation side of our business, we continue to balance our internal and external resources inline with the overall level of business. Over the past nine months, we have almost eliminated our total sub-contract fabrication capacity in Mexico. However by contrast, we have more than doubled our fabrication capacity in China over the past 18 months, much of which is tied to projects for Asia, the Middle-East, and Europe. We’ve constantly assessed the appropriate size of our organization, where to position resources, how to control costs, and maximize our operating efficiency without sacrificing the quality of our finished products.

In a very challenging business environment, our talented, hard work in people with our strong balance sheet and excellent business model continues to ensure that we achieve good performance. With that I will turn the call over now to my Mike.

Michael Hackner:

Good morning everyone. If you would please turn to slide 4, we will look at some of the highlights from the income statement. As you were able to see from yesterday’s press release, we’ve reported earnings of $4.8 million or $0.11 per diluted share versus $14.6 million or $0.32 per share last year. Revenues earned for the most recent quarter was $64 million, down 61% from the $162.9 million we reported in the same period last year. Our gross margin continued above average at 26.5% compared to 22% for the same quarter last year. I will address the gross margin figures in greater detail later. EBITDA for the most recent quarter was $9.2 million compared to nearly $26 million in the same period last year.

Slide number 5 presents our results for the first six months of our current fiscal year. While I will not go into great detail, one important figure to discuss is our operating margin. As a percentage of total revenue, our operating margin has remained firm at 14.2% through June, compared to 14.0% for the six-month period last year, revealing our ability to balance our operations and maintain costs despite the significant drop in revenues. For the six months, we have posted net income of $11.7 million or 26 cents per diluted share, compared to $29.9 million or 65 cents per share last year.

Turning to slide number 6, we can see our historical gross margins on a quarterly basis for the past four years and for the first six months of this year. Gross margin for the most recent quarter averaged 26.5%, which was again somewhat higher than our expectations and our historical average. Our second quarter margin continued to benefit from closed out jobs that were initiated in better market conditions supplemented by our ability to shift the fabrication to lower cost resources. We were also able to do better than our estimates of expenses for infield repairs. As our revenues have decreased sharply, the effect of these jobs that are closed out can be quite significant. The resulting average margin is not indicative of what we expect moving forward. Probably 300 to 400 basis point of the second quarter margin of 26.5% was attributable to the rolling-off of closed orders booked in better market conditions. We still anticipate our gross margin will decline into the mid 18s to low 19s as a percentage of revenue on new business by the end of this year setting the stage for return to margin levels are more consistent with historical results. We constantly review our jobs in process, the margins on those jobs, and the timing of the revenues, and we are comfortable with their forward projections through the balance of the year. Because of our high degree of visibility, we tightened up the range for our full-year 2003 earnings per share and raised it marginally on the top end. As part of our full-year guidance, however, we lowered our revenue expectations by about $25-50m. This modification reflects the jobs that have either been delayed, cancelled, or did not move forward as previously expected. We now expect full-year revenues in the range of $250-275m.

Turning to slide number 7, you can see our quarterly revenue results on a segment and geographic basis for the second quarter and for the first six months. During the quarter, revenues and our heat recovery equipment segment declined approximately $56 million from the prior year. While our auxiliary power segment dropped $43 million or by 65% and 56%, respectively. The United States accounted for all of the decline in our revenues on a quarter-to-quarter and year-to-date basis. Changes in other markets were generally small and offset one another. The Middle East accounts for most of the year-to-date increase in the “other” line for the geographic breakdown.

On the bookings front, we booked a little over $40 million into backlog during the second quarter and de-booked $11 million as Larry indicated earlier. Unlike the first quarter, where 81% of our bookings originated from projects inside the United States, during the second quarter only 9% of our new net bookings came from the US. Asia was our largest source of new orders comprising 39% of new bookings followed by the Middle East at 26%.

Please turn to slide number 8 and we will review our firm backlog. Net additions to backlog during the quarter after the $11m de-booking of U.S. orders in May were $29 million. We could have increased backlog significantly by securing some lower margin higher risk jobs, which we elected to forego. Also as stated in yesterday’s earnings release, the impact of SARS shifted approximately $20 million of preliminary orders from the second quarter bookings. These developments gave way to a $35 million drop in our backlog from the end of the first quarter and resulted in a backlog of $223 million at the end of June. We currently estimate that our backlog at the end of September will come in between $190-215 million based on the projects we are tracking today. We estimate approximately one half of the $223 million currently in backlog will be recognized as revenue during the second half of this year.

Turning to slide number 9; which is our abbreviated cash flow slide, you can see that we ended the quarter with $72.7 million in cash, up over $14 million from the end of March despite reducing debt by nearly $20 million. As you may recall, I discussed the possibility of further voluntary debt reduction on our first quarter call. By applying $19.6 million of our available cash to reduce our debt, we have eliminated any scheduled debt payments for another 12 months and taken advantage of greater flexibility with our lenders to lock in a very favorable interest rate, which is currently below 2.5% through year-end. Although we have no definitive plans at this juncture, we may elect to reduce our debt even further if we believe our cash flow from operations can support a further reduction. With our current debt and cash balances, our net interest expense will be somewhere around $350,000 per quarter including the amortization of non-cash capitalized debt charges.

Turning to slide 10; you see that our debt-to-cap ratio at the end of the second quarter declined to 22%, and as highlighted in blue, our net debt is a minus $32 million illustrating our strong cash balance. On a trailing 12-month basis, our returns on invested capital and equity are well in excess of firms similar to ours. We believe this to be a yardstick that illustrates our management team’s experience and value. Despite the overall market, our financial condition remains quite good. We have essentially de-levered the company with our cash generation and cash balances continuing to be very important in navigating the more challenging environment for new power generation. With that, operator, let’s open up the lines for questions.

Operator:

Thank you. We will now begin the question-and-answer session. To place yourself into the question queue, please press “*” “1” on your touchtone phone. If you are using your speakerphone, please pick up your handset and then press the “*” “1”. If your question has been answered and you would like to withdraw your request, you may do so by pressing “*” “2”. Please go ahead if you have any questions. Thank you. Our first question comes in from Martin Malloy. Please go ahead.

Martin Malloy:

Good morning.

Corporate Participant:

Good morning. Good morning, Marty.

Martin Malloy:

I was wondering if perhaps you could discuss a little bit in more detail about what is going on in China and the timing of some of these orders.

Larry Edwards:

Marty, this is Larry. The overall time line in China is that nothing’s really changed as far as the program that has been announced almost a year ago. The only issue in China is that the SARS epidemic really did slow up the program, you know, maybe by a quarter. But as far as the original plans of the gas turbine projects that have been announced by the developers, the good news is none of those have fallen out of our place; they are still in place, but we probably did lose a quarter or so in pursuing the market there.

Martin Malloy:

Okay. And in terms of — you talked about the reduction in capacity in Mexico; looking at SG&A going forward, is there any guidance that you can give us about our — of run rate there? Is there — is it expected to the decline at all?

Mike Hackner:

Right now I don’t know if we can give any numerical guidance; but I think percentage wise, we are going to exhibit our ability to scale the operation and keep our operating expenses including SG&A pretty much inline with the revenue decline.

Martin Malloy:

Okay. And in terms of the North American market, are you seeing — looking out at past to the next 12 months, are you seeing any signs of increased interest by utility companies in taking a look at possible new plans?

Corporate Participant:

There are not many plans that are out there right now. As I said, there are a few cases where the OEMs are putting in some units. But to say that it’s a trend on increase, I would say, not at this point in time.

Martin Malloy:

Okay. Thank you very much.

Corporate Participant:

Thanks Marty.

Operator:

Thank you. Our next question comes in from Leone Young. Please go ahead.

Leone Young:

Yes. Good morning and congratulations on doing a great job in an awful market. Just had a couple of things — you mentioned on gross margins once again reaching 18-19% next year if the rollover comes off. Do you have any sense for just how it would play out through the third and fourth quarter, just kind of evenly trending down to that level?

Mike Hackner:

That would be our projection as to trending down to that level as new jobs come into the mix and the old jobs bleed off.

Leone Young:

Okay. And is there, Larry, anything out there that you see with this decline in the U.S. balance by the shift-over to international that would cause you to change your thinking that, you know, hopefully ‘04 is going to represent the bottom of the cycle?

Larry Edwards:

Well, we would like to think that ‘04 is the bottom of the cycle and there seems to be, you know, some consensus from the developers and the OEMs and that is probably the case. I mean, Leone, the international markets, to be honest, are looking a little better overall. If you just look at the international markets in total, they are looking a little better than I think most people had projected. So I don’t know if that’s an answer to your question, but things are more positive than more negative; let’s put it that way.

Leone Young:

Right, but not sufficiently positive yet to overcome that decline you are still going to be facing in ‘04.

Larry Edwards:

I wouldn’t make that declaration at this point in time, no.

Leone Young:

Great. Thank you.

Operator:

Thank you. Our next question comes from Stephen Metcalf. Please go ahead.

Stephen Metcalf:

Hey, good morning guys. Just a few housekeeping Items. Begin with how large — how much of your bookings came from that Kuwait order? Sorry, I had missed that?

Larry Edwards:

I think it was $8 million; I believe it was 26% or something like that.

Stephen Metcalf:

Alright, and as far as Brazil, you had mentioned that activity had picked up there but maybe I missed where that was coming from kind of as you broke down the different markets. Can you give us some more color on that?

Larry Edwards:

Well, just to say that it’s both in the power generation side of the business, Steven and even some on the process side of the business.

Stephen Metcalf:

Alright.

Larry Edwards:

There are several projects that you know fall in both those categories that are coming alive.

Stephen Metcalf:

And as far as the Middle East goes, you see a bunch of different things driving that like much of the desalinization, and LNG, you know, what’s the timing or kind of an idea of the size of that. I mean, I am sure that LNG’s stuff is highly dependent on, you know, those projects, and it sounds like they are all dependent on some large capital expenditures or, you know, whatever desalinization as well. But can you give us an idea of the size or kind of the outlook, how that plays out?

Larry Edwards:

Well to speak to the timing, I think, the timing is eminent. I mean, there truly are power shortages in several countries in the Middle East. So, as far as the timing, I mean, these projects are you know on board to begin getting kicked off. I wouldn’t be able right now to answer the size of it, I mean you notice the amount of bookings that we have had from the Middle East. But it is certainly growing market and not standing still, but it really is a market where there is power shortages being experienced in some of these countries.

Stephen Metcalf:

All right. And then on the gross margin side, if the rolling off of closed out projects was 300-400 basis points, was that the majority of kind of I guess the upside to gross margin? Because I believe that the previous outlook was something like 22 or 23. So would that account for most of it and the others might be 50 or 100 basis points as far as shifting fabrication or in-field repairs?

Larry Edwards:

I’d say that’s a fair guess. Yes.

Stephen Metcalf:

All right.

Operator:

Thank you. Our next question comes in from Steven Woods (ph.). Please go ahead.

Steven Woods:

Hey guys, nice quarter.

Corporate Participant:

Thank you.

Steven Woods:

A couple of questions; one more about the strategic planning on the balance sheet and some clarity on backlog. I know in the past, you talk about of making acquisitions and you had previously paid a couple of separation fees but that didn’t’ work out. Is that’s still something you are looking at?

Corporate Participant:

Well again, I would answer that by saying we are not aggressively looking at acquisitions but we continue to entertain, you know, some work and looking at what we call the operation and maintenance or service businesses, but not equipment companies but more on the service side, and we are not doing that in an aggressive fashion at all. I mean some — a few things have come to our attention but I wouldn’t call it a program to answer your question.

Steven Woods:

Okay and you have got — I think its $72 million cash on the balance sheet now.

Mike Hackner:

Yes.

Steven Woods:

And that’s — your total assets are about 350-360 million. Any plans for that cash or is it just going to sit there? I mean just sort of any immediate, you know, ideas?

Mike Hackner:

Well, we continually look at our options; and as I mentioned, we evaluate whether or not we want to continue to pay down debts on any kind of a schedule. We have no required payments of debt in the next 12 months.

Steven Woods:

Okay.

Mike Hackner:

But we find that our strength in our balance sheet is a good marketing tool. When we approach some of the customers who are looking at us and our competitors, we hope that it is going to set us — continue to set us apart from our competition who have been through — some of them have been through a very rough time, even worst impact than we have seen. So, we think that is going to be one of our strengths and we are going to hold on to that and continue to, you know, look at some possibilities, as Larry mentioned, in convenient acquisitions or other uses.

Steven Woods:

Okay, that sounds wise to me. Moving to the backlog side, you are targeting around 190-215m by the end of ‘03 in terms of firm backlog, is that right?

Mike Hackner:

Third quarter — end of third quarter.

Steven Woods:

Oh, end of third quarter, okay. And what percentage of that backlog is international, just a rough guess.

Corporate Participant:

Probably greater than 50%.

Steven Woods:

Okay.

Larry Edwards:

[Correction] 65% is domestic.

Steven Woods:

Okay. Now those international contracts; are they in U.S. dollars or is there is a currency adjustment being made?

Mike Hackner:

Most of them are in U.S. dollars. We have some international through our Braden Europe entities, which are predominantly euros.

Steven Woods:

Okay. So a weakening U.S. dollar doesn’t really — is not a real benefit for you guys at this point.

Mike Hacker:

I would say no. There is [inaudible] benefits, but no significant.

Steven Woods:

Okay. Sort of — then you had mentioned that you had $11 million in cancellations in your firm backlog, is that right in the last previous quarter?

Corporate Participant:

Yes.

Steven Woods:

Okay. Now when they are cancelled — cancellation what sort of, you know, and it’s a firm order, what kind of, you know, recovery you get there? What sort of cost recovery is built into the contracts that you sign?

Mike Hackner:

We usually recover — and we’ve previously stated our backlog is very firm, and we look for a security and collateral on most of our orders. And that is the case with those orders that cancelled and any others that might cancel as we usually recoup all if not a little bit more of than all of our development costs up to that point of cancellation. And we did in this case.

Steven Woods:

Great. And sort of what — sort of has been a historical cancellation rate and do you see that trending up in the future or trending down?

Mike Hackner:

Well, these are you know pretty much abnormal, the $11 million was the highest we’ve had.

Steven Woods:

Okay.

Mike Hackner:

Our history is almost none, it’s very negligible.

Steven Woods:

Okay. But it’s certainly possible that it could happen again in the future?

Larry Edwards:

It could, but I think looking at the quality of our backlog, there’s no real suspects at this point.

Steven Woods:

Alright, great. Okay.

Operator:

Thank you. Our next question comes from Doug Aham (ph.). Please go ahead.

Steve:

Hi, actually this is Steve from Imperium Capital. And I had a couple of questions. The first was with respect to your bookings. I’m looking at the target of $190 million at the end of the third quarter. If you hit the low-end, the revenue and runs to $55 million for the quarter. It basically suggests that you’re going to book somewhere between $22 and $47 million for the quarter and I guess $20 million of that would be the China contract. Does that exclude the China contract? You are accounting on that in the third quarter?

Larry Edwards:

That would be included in the third quarter.

Steve:

Okay. So excluding that somewhere between $2 million and $27 million, you know, what — how far do you guys have visibility with respect to the contracts you’re bidding on and what’s — where are you seeing the activity, and I guess, you know, with the activity in the Middle East and China what — do you see anything in the fourth quarter that, you know — that you’re bidding on now, but don’t anticipate booking in the third quarter. How does that work?

Mike Hackner:

This is the point where I would like to speak of our — our backlog stream is kind of lumpy, it depends very much on the timing that they actually get to finalize the order, as Larry mentioned earlier SARS has been a disappointment as far as the timing of many orders that we know of — business that we know about that is there that for other reasons is not bookable if you will.

Steve:

Right.

Larry Edwards:

We see a lot of activity out there, you know, we are forecasting our backlog based on expected firming dates when the top client gets financing and various other factors, sometimes that will happen a week, two weeks, or a month later than we expect and it will fall into the next quarter. But there are sufficient prospects out there to warrant us making that estimate, and we may do better than that or we maybe off because of slight delay that gets us into the following quarter.

Steve:

Okay, looking at your trailing 12-month bookings round about a $161 million, do you expect those to turn down or turn up going into the fourth quarter and first quarter next year?

Mike Hackner:

We think it is going to be flat at this point. Of course, we are at the bottom or we still approaching the bottom we don’t know that for sure. We see some signs that are promising, but it could be flat. I think what the other things that we talked about on our previous call is we have our bid level, our inquiries go up; sometimes these inquiries are in order to procure project financing.

Steve:

Okay.

Corporate Participant:

And once these things if they actually get financed then they become a real project if not they are just out there as activity and they just turn into a thin air, so for us, we see a lot of inquiries but it sometimes is just window shopping.

Steve:

Okay, now looking at the $161 million, was the same for instance — if that’s somehow like your next year’s revenue number, and in terms of the 18% margin that you think it is going to brings me to gross margin of about $29m and you are running at SG&A expenses about $34 million annualize right now, what’s the scalability of the business model beyond here and, you know, assuming that is the picture for ‘04, I mean how does that drop to the bottom-line, and what else can you cut out?

Mike Hackner:

I think we are highly scalable. We’ve — you know, so far we’ve maintained with a terrific decline in revenues prospects that you know, we’ve maintained a good relationship between revenue and operating expenses.

Steve:

Right and I definitely — I definitely agree with that, but I guess looking at it, it is also coming to the benefit of driving U.S. power market that has allowed everybody to charge a little bit extra which is great for the companies but unfortunately it doesn’t last forever?

Larry Edwards:

But we also have a very low fixed cost with the Company, with our outsourcing model and our continued efforts to move fabrication around and move our sourcing even in engineering and other project support. We keep those fixed costs very low. The other thing, our pricing really doesn’t vary much whether it’s domestic projects or international projects. So there has been very low — very low variability in pricing over the years. We are not seeing it now either.

Steve:

Okay. And last question is you mentioned the 25 gigawatt, the capacity additions these in China for the next 3 years.

Larry Edwards:

Right.

Steve:

Give us sense of what percentage of that is the gas-fired, I know that over 90% of the capacity that’s been out in the U.S. in the past few years has been gas-fired, but my understanding is that because of the environmental restrictions a lot — over there are lot more lenient in China that it is more coal and there is you know, a little hydro being placed in, so give a sense of what percentage of that 25 gigawatts per year is going to be, gas-fired?

Larry Edwards:

We believe it will be in excess of 50%.

Steve:

Okay great. Thanks, guys.

Operator:

Thank you. Next question comes in from Leone Young. Please go ahead.

Leone Young:

Yes, I just forgot to ask earlier, do you see any unusual working capital needs particularly as the South projects roll-off?

Mike Hackner:

No not really, nothing unusual. You know, we typically in this — as our volume fluctuates our cost versus billings accounts kind of track with that. Little bit more impact or lumpiness, if you will, from quarter-to-quarter but overall nothing unusual. Leone, I don’t think we expect to have the same kind of cash generation from our receivables as what we’ve had over the last six months. I don’t think we will be cutting into that as much as we have, but some of these very large notes that were out there.

Leone Young:

Okay great.

Corporate Participant:

I think there will also be some further detail on our Q filed about our receivable balances for our three largest customers.

Leone Young:

Okay.

Operator:

Thank you. Once again, if there are any questions, please press “*” “1” on your touchtone phone. Thank you sir, there are no questions at this time.

Bob Zwerneman:

All right. Well, we want to thank everybody for calling in and listening to our call; as always if you have any questions Larry, Mike, and myself are always available and we hope everyone has a good day. Thank you again.